EuroPacific Growth Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74T, 74U1 and 74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$868,823
Class B	$15,355
Class C	$31,365
Class F	$126,312
Total	$1,041,855
Class 529-A	$8,344
Class 529-B	$726
Class 529-C	$2,039
Class 529-E	$429
Class 529-F	$592
Class R-1	$1,250
Class R-2	$9,397
Class R-3	$82,784
Class R-4	$118,080
Class R-5	$232,242
Total	$455,883

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7710
Class B	$0.4565
Class C	$0.4467
Class F	$0.7695
Class 529-A	$0.7780
Class 529-B	$0.4272
Class 529-C	$0.4479
Class 529-E	$0.6499
Class 529-F	$0.8500
Class R-1	$0.5252
Class R-2	$0.4615
Class R-3	$0.6557
Class R-4	$0.7643
Class R-5	$0.8805

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,198,005
Class B	36,118
Class C	77,687
Class F	180,996
Total	1,492,806
Class 529-A	12,609
Class 529-B	1,915
Class 529-C	5,296
Class 529-E	759
Class 529-F	825
Class R-1	2,915
Class R-2	23,333
Class R-3	146,570
Class R-4	182,333
Class R-5	312,720
Total	689,275

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$47.92
Class B	$47.31
Class C	$46.85
Class F	$47.73
Class 529-A	$47.66
Class 529-B	$46.93
Class 529-C	$46.87
Class 529-E	$47.34
Class 529-F	$47.65
Class R-1	$46.71
Class R-2	$46.84
Class R-3	$47.20
Class R-4	$47.31
Class R-5	$47.94

Item 74A through 74N and 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$39,599
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$5,917,515
D) Long-term debt securities including convertible debt	$21,375
E) Preferred, convertible preferred, and adjustable rate preferred stock	-
F) Common stock	$97,674,770
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$425,948
K) Receivables from affiliated persons	-
L) Other receivables	$881,749
M) All other assets	-
N) Total assets	$104,960,956

T) Net Assets of common shareholders	$104,176,213